Exhibit 99.1
   President's Letter from the Partnership's December 31, 2008 Annual Report


Dear fellow unitholders,

There is no sugar coating the fact that we are in the middle of the worst recession in a generation. Our 2008 results reflect the impact of this recession on our current operations and expectations for the future. This letter will explain what management is doing to conserve the strong balance sheet that we have built up over the past several years and our efforts to capitalize on the opportunities that this crisis will inevitably create.
    The markets for logs and land are currently experiencing a "perfect storm" of constrained credit markets, weak employment, rattled consumer confidence, and declining home and real estate values that have produced the lowest housing starts since economists began compiling that data 50 years ago. We knew 2008 was going to be a tough year as housing starts began to slow early in the year, but the severity of the housing downturn and the resulting impact on our own markets for logs and land has gone beyond our expectations.
    Our financial performance declined dramatically this past year, with revenue down 46% from 2007 to a total of $28 million, the lowest level since 2003. Net income for the year, at $1.2 million, or $0.25 per diluted ownership unit, was down significantly from the levels we've enjoyed the prior four years and was the lowest since the partnership suffered losses in 2000-2001 associated with the sale of the Port Ludlow resort operations.
    It is important to note while digesting all these grim numbers, that a good portion of the decline in our financial performance stemmed from our decision in late 2007 to reduce our 2008 harvest volume to well below our long-term sustainable harvest level. Our total 2008 log harvest volume, which includes the consolidated results of ORM Timber Fund I, LP, totaled 38 million board feet
(MMBF). This was 32% below the 55 MMBF we harvested in 2007 and almost 30% below our current estimate of the long-term sustainable harvest level of 52 MMBF. Our ability to defer harvest volume is based on a belief that, from a net present value standpoint, we are adding value to our timberland portfolio through allowing the deferred volume to grow in quantity and quality until the point when log prices recover.
    As we move into 2009, we have decided again to defer harvest volume, announcing a similar level of harvest reduction as we did in 2008. The ability to defer harvest volume is a function, in part, of the unique attributes associated with timber to continue to grow in volume and value when it is not harvested. It is also due to our operational structure with no mills to feed, a conservative balance sheet with modest debt in relation to the value of our assets, a healthy cash balance, ample borrowing capacity, and a focus on long-term value-adding activities.
    Given the near certainty of weak product markets for 2009 and the possibility that the current recession will last well into next year, the main thrust of this year's letter will focus on how we will not just preserve, but add to, the company's value during this cyclical downturn. We will examine our approach to capital allocation as well as take a closer look at the strategies of each of our three business segments. I want to provide fellow unitholders with a sense of how we are managing through this recession as well as how we are prepared for the possibility of it lasting much longer than anticipated.



Capital allocation strategies
Pope Resources was well positioned during the most recent cyclic upturn to generate significant free cash flow. This was done through a concerted effort during the early part of this decade to invest in our real estate portfolio to create a "pipeline" of readily salable lots. We were also fortunate to make three small timberland acquisitions which had significant volumes of merchantable timber ready to be harvested. Along with strong pricing in both logs and land, these actions allowed us to generate, excluding capital used to acquire timberlands either outright or through co-investment in our timber fund, $65 million of free cash flow over the four years from 2004 to 2007. This "harvest" of free cash flow afforded us the luxury of simultaneously growing our asset base, buying back 3% of our units on the open market, and returning more capital to unitholders in the form of higher distributions.

    While much of this capital was readily put to good use, some was set aside for what we saw as an inevitable downturn in our primary markets. Unfortunately, much of our "excess" capital was invested in student loan auction rate securities (SLARS). These financial instruments were essentially bundles of federally backed student loans that were re-priced each month in short-term auctions. As such, they behaved as short-term investments with long-term yields. This all changed in early 2008 when the short-term auctions failed to attract enough buyers and holders of these securities suddenly found themselves holding essentially illiquid assets as auctions failed. Pope Resources, like many other companies holding such securities, spent considerable time over the past year trying to extricate itself from this situation. When the recurring auction system failed in early 2008, we held nearly $17 million of these securities. A combination of redemptions and a settlement between one of our banks and state regulators allowed management to recover $13 million of our SLARS balance at par, leaving us with a $4 million par value balance. We hope to completely exit our SLARS position by mid-year following the resolution of an arbitration case.
    Notwithstanding the requirement during 2008 to reclassify our SLARS portfolio as a long-term asset, Pope Resources has maintained significant cash reserves throughout the past year. By year-end 2008, our total cash position, excluding cash balances of the two timber funds, stood at $16 million. However, with the closing of our second timber fund in March 2009, we have a capital co-investment commitment of just under $17 million. We expect this co-investment commitment to be spread out over the next two years, and we are largely in control of the timing of that obligation, but it still represents a substantial capital obligation both in absolute terms and relative to our cash position. For this reason, as well as to create a cushion in the event that the current recession lasts considerably longer than expected, we entered into a $40 million revolving line of credit in 2008. We believe this revolver, which remains untapped, will provide us with both operational flexibility as well as the opportunity to capitalize on potential investment opportunities.
    Having addressed the supply of capital, let's turn our attention to the deployment of that capital. The five primary uses of capital for Pope Resources include timber fund co-investment, purchasing timberland properties directly, investing in our real estate portfolio, returning capital to our unitholders through quarterly distributions, and repurchasing units. I will address each of these areas in more detail.

TIMBER FUND CO-INVESTMENT - This continues to be our primary vehicle for growing the partnership's timberland base over the long term. Assuming the second timber fund becomes fully invested during its two-year drawdown period, Pope Resources' co-investment capital will total nearly $29 million between our first two funds. Our co-investment was 20% for both of our first two funds, but may not necessarily stay at this level for future funds. If we are not generating sufficient free cash flow in the future, we will consider lowering our co-investment percentage on future timber funds.
    I will also caution readers that having a closed fund does not guarantee that we will fully deploy our co-investment capital. The current timberland market remains fully priced in our view and does not reflect either lower current log prices or changes in perceived risks going forward. We believe that prices for timberland should fall over the next few years, and are positioning our second fund to be able to take advantage of this expectation.

PURCHASING TIMBERLAND DIRECTLY - While the timber funds are our primary timberland investment vehicle, we are permitted under the funds' governing agreements to acquire small tracts that are adjacent to our existing tree farms. We have been successful, over the past five years, in acquiring nearly 6,000 acres near our Hood Canal and Columbia tree farms. We generally pursue such transactions on an opportunistic basis.

INVESTING IN REAL ESTATE PORTFOLIO - Strategically, we view our real estate portfolio as more of a supplier than consumer of capital. However, in order to "harvest" this value, we also have to make investments in entitlements and, in some cases, project infrastructure such as roads, sewer and water lines, and access to utilities. These investments in our larger projects in Gig Harbor and Bremerton can be seen in our balance sheet under the "land held for development" line item, which has grown significantly over the past five years. We expect that our ongoing efforts to complete the entitlements on these projects will help "unlock" the value of these investments made in recent years and deliver significant "harvests" of free cash flow in the future.
    Notwithstanding the current downturn in the housing market, we remain committed to investing in our real estate portfolio. As we did during the last recession in 2001-2002, we are trying to position ourselves for the next cyclic upturn by having product ready to sell. Given the current depressed market conditions, many competing developers and homebuilders in our region are cutting back on their lot entitlement and permitting efforts. We believe that when credit markets turn around and excess home inventories are drawn down, many of these players will not have product ready to sell. We are positioning ourselves to take advantage of that situation by making investments today to complete two large residential plats that are in the permitting pipeline in Gig Harbor and Kingston. These efforts will take at least another year to complete, but we believe they will position us well for the point in time when markets improve.

QUARTERLY UNIT DISTRIBUTIONS - We have made a concerted effort over the past six years to increase our quarterly distribution, both to remain competitive with other publicly traded timber equities and to pay out a proportion of the free cash flow generated by our timber and real estate activities. Historically, we have not paid out all of our free cash flow generated from our fee timber and real estate holdings, but instead have used a portion to fund growth in our timberland ownership, real estate entitlement efforts, and start-up costs and co-investment commitments for our timber fund business.
    We have recently announced a significant reduction in our quarterly distribution from 40 cents per unit in the fourth quarter of 2008 to 20 cents in the first quarter of 2009. The current economic environment for our log and raw land markets is severely depressed. If we expected these markets to rebound quickly, then it might make sense to continue distributions at recent levels. But the Board and management believe that we may be looking at a protracted housing downturn and, as such, wanted to act quickly and prudently to conserve cash. This was the primary driver behind the decision to reduce the distribution level. We recognize that part of our lower cash flow is a function of the decision to reduce our harvest level below our long-term sustainable level, but we do not believe it is prudent to continue selling large volumes of logs into depressed log markets in order to maintain cash flows just to support our quarterly distribution.
    Even at this reduced quarterly distribution level, we are not "earning our distribution" and this burns through cash balances in an unsustainable fashion. The level of future quarterly distributions will be subject to an ongoing review of the overall economy, cash flow generated by our operations, and the assumed prospects for resuming more "normal" log harvest volumes.

REPURCHASING UNITS - Based on the belief that our units were trading at values considerably below the underlying value of our assets, we announced a $5 million open-market unit repurchase program in November 2007. That repurchase program was completed ahead of schedule in April 2008 following exceptionally heavy trading volumes in the first quarter of last year. The timing of our repurchase program coincided with decisions in early 2008 by our two largest institutional unitholders, for different reasons, to sell significant portions of their holdings in Pope Resources. We repurchased approximately 2.7% of the total units outstanding with this program at an average cost of $38.90 per unit. Given the current unit price, one might argue that this was a destruction of unitholder value, but we feel that it nevertheless represents a significant discount to the intrinsic value of our units.

    As we  watched  the unit  value  erode  through  the  balance  of  2008,  we considered an additional $5 million open-market unit repurchase program. Our interest in another repurchase program intensified in early December with a spike in trading volume and a new 52-week low of $15 per unit. However, for the same reasons we cut our unit distribution level in half, namely to conserve cash, we also cut the size of this second unit repurchase program to $2.5 million. That unit repurchase program was announced in December 2008 and has
been   driven,   in  part,   by  our  view   that  the  unit   price   had  been
disproportionately influenced by the continued selling by our largest institutional unitholder.
    Trading levels in recent months have not been as robust as a year ago, so we have made more modest progress in our most recent unit repurchase program. Through the end of the first quarter of 2009, we have completed roughly half the approved repurchase, buying back approximately 1.3% of total units outstanding at an average cost of $18.72 per unit. Notwithstanding this more modest progress, we believe the current unit price represents a significant buying opportunity and feel this justifies the use of our capital even in these turbulent economic times.
    With the current recession translating to significantly reduced levels of free cash flow, we have been forced to prioritize among these discretionary capital investment alternatives. As described earlier, we have cut in half the size of our quarterly distribution and significantly scaled back the current unit repurchase program compared to the prior one. While we would like to increase the capital allocated to both these avenues, we are being cautious and waiting for signs of economic recovery. We have also greatly reduced our real estate capital expenditures, with entitlement efforts being the primary focus of our current capital deployment. We view our timber fund co-investment commitment as our primary long-term growth initiative. While we are not backing away from this commitment, we are also remaining firm in our conviction that timberland asset prices need to come down in order for us to meet our return threshold. As buyers for the timber fund, we continue to be disciplined in our underwriting standards and expect that it may take a year or more for prices to come down to the level we find attractive. With less free cash flow to invest, we are also taking a decidedly opportunistic approach to investing directly in timberlands adjacent to our existing tree farms. These capital allocation priorities are reviewed periodically and will be reassessed as we start to see signs of improved fundamentals in our timber and land markets.


Business segment strategies
Fee Timber
In past editions of this letter I have discussed the positive investment attributes of the timber asset class:
o As world economies grow in size and/or in per capita wealth, they use more forest products, which provide a strong basis to support current as well as future investments in timberland.
o Over the long term, the timber asset class has delivered compelling risk-adjusted returns with attractive diversification attributes.
o    Timberland returns have historically been well correlated with inflation.

    Notwithstanding the current economic down-turn, our properties are poised to benefit from these value levers because they are located in one of the world's most highly productive timberland growing regions with a broad mix of competitive mills in the nation's top two lumber-producing states. The Pacific Northwest forest products industry is also well-situated to serve markets in the Pacific Rim such as Japan, Korea, and China and domestic markets both locally and throughout the western United States.
    Owning timberland through a publicly traded partnership remains a highly tax efficient vehicle because profits associated with timber harvesting are treated as capital gains income, taxable today at 15%, while all other costs associated with managing the lands and the partnership are treated as ordinary expense and thus taxed at a unitholder's higher marginal tax rate. While the bottom line may indicate a profit, the interplay between the two tax rates applied to capital gain on the one hand and ordinary loss on the other can create a net tax benefit. The "tax yield" embodied in this net tax benefit is somewhat differential for each unitholder based on when their units were purchased but is nonetheless meaningful to investors.
    While the long-term attributes of timber remain positive, all signs point to the current industry downturn as being one of the most severe in decades. Mills are curtailing or closing operations and we have, accordingly, already seen even weaker log prices in 2009 relative to 2008. In 2008 the average realized log price we earned was just over $500 per thousand board feet (MBF), 17% lower than 2007's average realization. While we expect further deterioration in log prices in 2009, we anticipate a less dramatic price decline than what was experienced last year. As described earlier, we plan to continue in 2009 with our reduced harvest program begun in 2008. We plan to harvest 37 MMBF of logs in 2009, a level that is almost 30% below our long-term sustainable harvest level of 52 MMBF. It is worth re-emphasizing that our strong balance sheet has afforded us this "luxury" of being able to "bank" value on-the-stump by allowing biological growth to add both volume and value to our timber while we wait for markets to improve.
    In the meantime, we are not sitting idly by waiting for trees to grow and markets to rebound. We have a lean cost structure throughout our organization and while log harvest activity is throttled back, we are deploying freed-up forester time to get out in front of harvest unit permitting for future years, making further updates to our timber inventory database, and performing due diligence on timberland acquisition opportunities. In 2008 we closed on three acquisitions consisting in the aggregate of four small tracts for Pope Resources' account totaling 1,180 acres for $1.5 million ($1,266/acre). Three of the tracts are in-holdings, or purchases of lands adjacent to our existing properties, which we believe provide some incremental enhancement to the value of the partnership's surrounding land. The fourth tract represents a hold-and-sell opportunity sometime down the road.
    Another effort that was made possible by freed-up timberland management resources was to pursue a land exchange with the Washington State Department of Natural Resources (DNR). In August 2008 we entered into a letter of intent with the DNR to explore a potential land exchange involving approximately 4,000 acres of our ownership in east Jefferson County. An exchange with the DNR, which is based on balancing values as determined by a third-party appraisal, allows both parties to gain management efficiencies by blocking up their respective ownerships. This exchange, if completed, will close in mid-2009.

Timberland Management & Consulting
Our third-party services business platform, originated 12 years ago with the launch of the Olympic Resource Management (ORM) brand, has generated significant revenue for the partnership over that span. Our ability to attract and retain outstanding talent to meet the service demands of this third-party business has been as significant in its own way as the revenue generated. Neither our own assets nor those of our clients could alone justify the retention of this staff. We continue to explore other opportunities to build on this platform of management success and extend the ORM brand.

    In part as a way of maximizing the efficient use of this talent pool, as well as allowing us to deploy our own capital more efficiently, we have established a timber fund strategy in which we co-invest alongside third-party investors to acquire and manage timberlands in our market area. We are now seeking to actively deploy capital from our second fund, with an initial closing of $46 million in August 2008 and an additional closing of $38 million in March 2009 for a total of $84 million in committed capital. This committed capital balance includes our 20% co-investment of $17 million. Over time, as we are able to grow the size of this business, we expect that our unitholders will enjoy increased economies of scale, fee income from managing both the properties and the funds, and future carried interest participation fees if a particular fund delivers returns to investors above a pre-determined threshold. This stream of fee income helps to augment the return from our co-investment capital and makes our participation in the fund business all the more attractive from an overall company perspective. We believe the timing of this second timber fund could not be better as opportunities to acquire timberland are expected to increase dramatically while log and lumber markets continue to weaken.
    As with our first timber fund, we will have a two-year drawdown period with which to invest the committed capital from this fund. While we are pleased to have closed this fund in the current private equity climate, we also recognize the challenges we will face in placing this capital at our target rate of return. For a number of years, there has been far more capital chasing timberland as an investment alternative than there have been quality timberland acquisition opportunities. We are seeing early signs that constrained access to debt financing combined with a weakening supply of investment capital may be leading to more attractive acquisition pricing. We continue to be a patient buyer, recognizing that our own capital is at stake along with that of our third-party investors. We also continue to place a premium on strong local knowledge and thorough due diligence in order to not only make good investments, but also to avoid paying too much for properties.

Real Estate
The lengthy time associated with both conversion of lands from timberland to real estate and securing development entitlements necessitates a long-term focus. So while current markets for land have slowed considerably, our focus is more squarely on the next business cycle. Looking beyond current real estate markets, we still have property with tremendous upside for producing sales revenue and profits in the future. We have thousands of acres of property located within a 30-mile radius of the growing Seattle-Tacoma metropolitan area. We are working to maximize the value of our properties in this geography and over the coming decades expect to gradually reduce our footprint in the west Puget Sound region and increase our footprint in outlying areas that are more purely timber and resource-based lands.
    While approximately 75% of our 2,500-acre Real Estate portfolio is zoned for 5- to 80-acre lots and fits into a category of rural residential HBU properties, this is not the most valuable portion of our portfolio. The remaining 25% of our portfolio lies within urban growth boundaries as defined by Washington State's Growth Management Act (GMA). The GMA, which was enacted in 1990 and designed to prevent suburban sprawl, greatly increased residential densities for lands located within urban growth boundaries. Our projects in Gig Harbor, Bremerton, and Kingston all enjoy the higher density residential zoning associated with this GMA classification and collectively represent a pipeline of valuable residential, business park, and commercial parcels located within these urban growth areas.
    We have 251 acres remaining in our Gig Harbor project that consists of a mix of 16 acres of commercial property, 32 acres of business park land, and 203 acres of residential land that ultimately can support 823 residential lots. We submitted a preliminary plat for the residential portion of this project in late 2008. The approval process is expected to take a few years to complete. We are currently marketing portions of the commercial and business park land to further enhance the "amenities" that will bring a return of value to the downstream residential portion of the project. Since we can not say with certainty what the duration of the current downturn will be, we have taken steps to realign our project-related expenditures to be consistent with an assumed stretching out of timelines and market readiness for lot absorption.

    Our Bremerton project represents the inverse of our Gig Harbor project in that we sold out of the residential component first. We sold the 200-acre residential portion of the 264-acre mixed use project in 2006, and then completed infrastructure investments on the first phase of the 64-acre industrial park land and closed on two of 24 industrial lots during 2007. It was a sign of the falloff in commercial real estate that we did not sell any of these industrial lots in 2008. We have modest expectations for sales activity from this project in 2009. It is also worth noting that we are deferring infrastructure investments for the second phase of the industrial park until most of the nine lots in the first phase have been sold.
    I reported in this letter last year that we submitted a preliminary plat application for our entire 751-lot project in Kingston as well as the detailed engineering drawings for the first two phases of construction totaling 245 residential lots. Kitsap County's review and processing of our application is proceeding on schedule for approval during 2009. We continue to believe this project will be well positioned when markets begin to improve.

PLAYING DEFENSE WITH 20-ACRE LOT SEGREGATIONS - Sometimes our most significant value-enhancing work involves playing defense. Two years ago, we caught wind that a county in southwest Washington was about to downzone 24,000 acres of our ownership from maximum lot sizes of 20 acres to 1,000 acres, essentially wiping out any future real estate value. In a defensive mode, we mobilized to submit a lot segregation of the entire 24,000 acres that we call our Swift Reservoir block into 1,183 20-acre lots just ahead of the anticipated downzone. We did not have specific development plans for this property, which is 40 miles as the crow flies from downtown Portland, Oregon. But when it comes to land, a long-term perspective is important and we knew that losing the 20-acre potential density would be a loss in value that would be difficult to reverse.
    We began a dialogue with local community leaders and conservation interests about future uses for the 24,000-acre tract. In late 2008 we signed a letter of intent with the Columbia Land Trust (CLT) to sell development rights, through a conservation easement, covering 85% of our 24,000-acre ownership and preserving 15% for development of residential and recreation properties. The agreement with CLT is non-binding and essentially only outlines our mutual goals and provides a framework for a future financial transaction. It could take many years to complete the work that Pope Resources and the CLT have embarked on together. We believe this is an exciting opportunity and represents one of those proverbial "win-win" situations for all involved.
    We are working on a similar defensive strategy in Kitsap County where we own 18,000 acres within a 30-mile radius of downtown Seattle. Most of these lands are currently used for timber production and will be used as such for many years to come. In February 2009 we recorded a subdivision on approximately 14,500 acres that segregated the property into 716 20-acre parcels. The subdivision was done in conformance with current zoning regulations that dictate a maximum density of one residential lot per 20 acres. This move reduces the need to look over our shoulders wondering when and if new rules will further downzone our land. The segregation will increase the "as-is" value of the land by creating saleable lots and enhance downstream opportunities to develop properties utilizing proposed clustering legislation.

"STRING OF PEARLS" INITIATIVE - In north Kitsap County, on an 8,000-acre subset of the aforementioned 18,000 acres, our real estate group has developed a project concept we call the "String of Pearls," which attracted considerable energy and support from State and local political leaders. The "pearls" are seven small waterfront towns and villages on or adjacent to the north Kitsap peninsula in west Puget Sound: Poulsbo, Hansville, Kingston, Indianola, Suquamish, Bainbridge Island, and Port Gamble. The "string" is a trail system that is partly in place to connect this collection of places but needs some work to perfect. To this end, the North Kitsap Trails Association, a non-profit group formed by the company to advance completion of the "string," has obtained a $60,000 grant from the National Park Service.

    Land values in North Kitsap have grown well beyond those that justify continued "industrial" timber production. We have articulated three broad options for the long-term disposition of our 8,000-acre holding in North Kitsap, each with its own advantages and disadvantages for the company and the community. By far, the most complicated and ambitious of these three broad options is the "String of Pearls," which depends on a very real partnership between Pope Resources and the affected communities. The community gets more trails and open space while we get to develop portions of the property utilizing Kitsap County's proposed rural lot clustering program. The 20-acre lot segregation action mentioned above preserves an alternative for selling the land should the "String of Pearls" concept prove economically or otherwise infeasible. I encourage you to visit the String of Pearls website at www.nkstringofpearls.com to learn more.


Looking Ahead
These are very trying and uncertain times for our company and our industry as the nation's economy grapples with the housing crisis as well as a significant recession. As profound as the uncertainty is around how and when things will turn around, I am very confident that Pope Resources is well prepared to weather the storm and emerge on the other side poised for great things. Our fortitude and discipline as an organization will be tested, but I am confident that our strategies will bear fruit in the not-too-distant future.
    My optimism is due in part to our management team and the broader group of employees that I am privileged to lead. I would also like to recognize the considerable contributions of our Board of Directors, who have helped guide our management team with the wisdom that comes from having been through many challenging business cycles. I am proud of the dedication and vision demonstrated by our employees, management, and Board. I hope this letter has been helpful to you, our unitholders, in better understanding our strategies and priorities for managing our way through these turbulent times. As always, I welcome your feedback regarding how you think we are doing and thank you for your continued interest in Pope Resources.




DAVID L. NUNES
President and Chief Executive Officer
April 14, 2009